Eshibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-33755, Registration Statement No. 33-61444, Registration Statement No. 333-84369, Post-Effective Amendment No. 1 to Registration Statement No. 333-84405, Post-Effective Amendment No.1 to Registration Statement No. 333-101914, Post-Effective Amendment No.1 to Registration Statement No. 333-132762, Post- Effective Amendment to Registration Statement No. 333-158985 each on Form S-8, Amendment No. 2 to Registration Statement No. 333-44874, Amendment No.1 to Registration Statement No. 333-160579,,Post-Effective Amendments No. 1 through No. 8 to Registration Statement No. 333-168546 and Registration Statement No. 181455 each on Form S-3, of our reports dated March 1, 2013, relating to the consolidated financial statements of Rowan Companies plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, becoming the successor issuer to Rowan Companies, Inc. pursuant to an agreement and plan of merger and reorganization approved by the shareholders of Rowan Companies, Inc. on April 16, 2012 and to the Company's completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively) and the effectiveness the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas

March 1, 2013